Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “SPA EQUITY INDEX 500 STRUCTURED PROTECTION 90 FUND”, CHANGING ITS NAME FROM "SPA EQUITY INDEX 500 STRUCTURED PROTECTION 90 FUND" TO "SPA EQUITY INDEX 500 STRUCTURED PROTECTION 80 FUND", FILED IN THIS OFFICE ON THE FOURTH DAY OF JUNE, A.D. 2026, AT 12:20 O`CLOCK P.M.

10636768 8100
SR# 20263283807	Authentication: 204154270
You may verify this certificate online at corp.delaware.gov/authver.shtml	Date: 06-05-26

STATE OF DELAWARE CERTIFICATE OF AMENDMENT TO CERTIFICATE OF TRUST

OF

SPA EQUITY INDEX 500 STRUCTURED PROTECTION 90 FUND

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: SPA Equity Index 500 Structured Protection 90 Fund
2.	The Certificate of Trust is hereby amended as follows:

The Certificate of Trust is amended by striking therefrom Article 1. in its entirety and by adding a new Article 1. to read in full as follows:

FIRST: The name of the statutory trust formed hereby is SPA Equity Index 500 Structured Protection 80 Fund.

3.	This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 3rd day of June, 2026.

By: Isl Nicholas B. Scalzo Nicholas B. Scalzo Trustee

State of Delaware

Secretary of State

Division of Corporations

Delivered 12:20PM 06/04/2026

FILED 12:20PM 06/04/2026

SR 20263283807 - File Number 10636768